Exhibit 10.2

Black Knight, Inc.

Amended and Restated 2015 Omnibus Incentive Plan

Notice of Restricted Stock Unit Grant

(Subject to Time-Based Restrictions)

You (the “Grantee”) have been granted the following restricted stock units (“Restricted Stock Units” or “RSUs”), by Black Knight, Inc. (the “Company”), pursuant to the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”).  Each RSU represents the right to receive, in accordance with the attached Restricted Stock Unit Award Agreement, one share of common stock of the Company, having a par value of $0.0001 per share (a “Share”).

Name of Grantee:	Participant Name
Total Number of RSUs:	Number of Awards Granted
Effective Date of Grant:	Grant Date
Period of Restriction and Vesting:

Subject to the terms of the Plan and the attached Restricted Stock Unit Award Agreement, the Period of Restriction shall lapse, and the RSUs shall vest on the first anniversary of the Effective Date of Grant.

RSU Settlement Date

Subject to the terms of the Plan and the attached Restricted Stock Unit Award Agreement, as soon as practicable (and in all events within 30 days) after the Grantee’s Separation from Service (as that term is defined in the attached Restricted Stock Unit Award Agreement), one Share will be issued for each Restricted Stock Unit Award that vests.

By your electronic acceptance/signature, you agree and acknowledge that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Unit Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and the Restricted Stock Unit Award Agreement and the Appendices to the Restricted Stock Unit Award Agreement.

Electronic SignatureElectronic Signature

Acceptance DateAcceptance Date

Black Knight, Inc.

Amended and Restated 2015 Omnibus Incentive Plan

Restricted Stock Unit Award Agreement

(Subject to Time-Based Restrictions)

Section 1.	GRANT OF RESTRICTED STOCK UNITS
(a) Restricted Stock Units.  On the terms and conditions set forth in the attached Notice of Restricted Stock Unit Grant (the “Notice”), which is incorporated by reference, and this Restricted Stock Unit Award Agreement (this “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the number of Restricted Stock Units set forth in the Notice.
(b) Unsecured Obligation.  Unless and until the Restricted Stock Units have vested in the manner set forth in Sections 2(a) and 2(b) of this Agreement, the Grantee will have no right to receive Shares under any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.
(c) Plan and Defined Terms.  The Restricted Stock Units are granted pursuant to the Black Knight, Inc. Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”).  All terms, provisions, and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein.  To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern.  All capitalized terms that are used in the Notice or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.
Section 2.	VESTING, FORFEITURE AND TRANSFER RESTRICTIONS
(a) Vesting.  Subject to Section 2(b) below, the Period of Restriction shall lapse as to the applicable Restricted Stock Units in accordance with the Notice.
(b) Forfeiture.  Except as otherwise provided in Grantee’s employment, director services or similar agreement in effect at the time of the termination:
(i)If the Grantee experiences a “separation from service” (as that term is used in Section 409A (as defined below), a “Separation from Service”) for any reason other than death or Disability (as defined below), the Grantee shall, for no consideration, forfeit the Restricted Stock Units to the extent such Restricted Stock Units are unvested at the time of such Separation from Service.
(ii)If the Grantee experiences a Separation from Service due to the Grantee’s death or Disability, a portion of the Restricted Stock Units which on the date of such Separation from Service is unvested shall vest and become free of the forfeiture restrictions contained in this Agreement. The portion which shall vest shall be determined by the following formula (rounded up to the nearest whole Share):

(A x B) – C, where

A = the total number of Restricted Stock Units granted under this Agreement,

B = the number of completed months to the date of termination since the Effective Date of Grant divided by 12, and

C = the number of Restricted Stock Units granted under this Agreement which vested on or prior to the date of termination.

All Restricted Stock Units that are unvested on the date of the Grantee’s Separation from Service and which do not become vested pursuant to Section 2(b)(ii) above, shall be forfeited for no consideration.

The term “Disability” shall have the meaning ascribed to such term in as defined in Treasury Regulation Section 1.409A–3(i)(4).

Section 3. TRANSFERABILITY OF RESTRICTED STOCK UNITS.  The Restricted Stock Units shall not be transferable by the Grantee other than by will or the laws of descent and distribution.
Section 4.	ISSUANCE OF SHARES

If the Restricted Stock Units vest as provided under Section 2(a) and/or 2(b) of this Agreement, then as soon as administratively practicable following the Grantee’s Separation from Service, but in no event later than 30 days after such Separation from Service, the Company shall deliver to the Grantee a number of Shares equal to the number of vested Restricted Stock Units as determined by Sections 2(a) and/or 2(b) above.

Section 5.	MISCELLANEOUS PROVISIONS
(a) Acknowledgements.  The Grantee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions.  The Grantee acknowledges that there may be tax consequences upon the grant, vesting or settlement of the Restricted Stock Units and that the Grantee should consult an independent tax advisor with respect to such grant.
(b) Taxes.  Pursuant to Article 20 of the Plan, if the Grantee is an employee, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes required by law to be withheld with respect to this Award.  The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. Notwithstanding the foregoing, if the Grantee is an employee who is subject to Section 16 of the Exchange Act, the Company will withhold in Shares otherwise issuable to the Grantee upon settlement of the Restricted Stock Units, unless the use of such withholding method is prevented by applicable laws or has materially adverse accounting or tax consequences, in which case the withholding obligation may be satisfied by one or a combination of the methods set forth above.

The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Grantee fails to comply with his or her obligations in connection with the tax withholding contemplated above.

The Restricted Stock Units are intended to comply with Section 409A of the Code (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”) and the terms of the Plan, the Notice and this Agreement shall be interpreted and construed consistent with such intent. Notwithstanding any other provision of the Plan, the Notice or this Agreement, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Grantee or any other person for failure to do so) to adopt such amendments to the Plan, the Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for this Award to comply with the requirements of Section 409A or to mitigate any liability under Section 409A if compliance is not feasible.  Notwithstanding anything to the contrary in the Notice or this Agreement, if the Grantee is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)), any Share issuance or payments pursuant to the Notice or this Agreement due to the Grantee’s Separation from Service shall be delayed until the first business day following the expiration of the six month period following the Grantee’s Separation from Service (or until the Grantee’s death, if earlier) to the extent required to avoid incurring accelerated taxation or penalties under Section 409A.  Notwithstanding anything to the contrary in the Plan, the RSUs shall not vest upon a Change in Control unless the transaction or event constitutes a “change in control event” as that term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i).  The Company will have no liability to the Grantee or any other party if the Restricted Stock Units do not comply with Section 409A or for any action taken by the Committee with respect thereto.

(c) Confidential Information.  Grantee will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their respective operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates.  Grantee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be.  Grantee will keep confidential and, outside the scope of Grantee’s duties and responsibilities with the Company and its affiliates, will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will Grantee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this section.  Accordingly, during such time as Grantee is employed by or provides services as a Director or Consultant to the Company and at all times thereafter Grantee will not disclose, or permit or encourage anyone else to disclose, any such information, nor will Grantee utilize any such information, either alone or with others, outside the scope of Grantee’s duties and responsibilities with the Company and its affiliates.
(d) Dividend Equivalents.  The Grantee shall also be entitled to Dividend Equivalents with respect to the Restricted Stock Units.  If the Company declares a normal dividend on its Shares and the record date of such dividend is prior to the earlier of the date the Restricted Stock Units (i) are converted into Shares or (ii) terminate, the Participant shall receive a Dividend Equivalent equal to such normal dividend for each outstanding Restricted Stock Unit.  Any such Dividend Equivalents shall be accumulated (without interest) and shall be subject to the same terms and conditions as are applicable to the Restricted Stock Units to which the Dividend Equivalents relate, including, without limitation, the restrictions on transfer, forfeiture, vesting and payment provisions contained in this Agreement.  Any earned Dividend Equivalents, if any, shall be paid either in cash or by issuance of a number of Shares having a value equal to the amount of cash that would be paid if the Dividend Equivalent were settled in cash, rounding down to the nearest whole share, as determined by the Board or the Committee in its sole discretion, with such payment or issuance of Shares occurring on the date Shares are issued in respect of the Restricted Stock Units to which the Dividend Equivalents relate.
(e) Rights as a Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder, unless and until such Shares have been recorded on the records of the Company, or its transfer agents or registrars, and delivered to the Grantee.  After such recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
(f) Ratification of Actions.  By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice by the Company, the Board or the Committee.
(g) Notice.  Any notice required by the terms of this Agreement shall be given in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by an internationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid. Notices shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(h) Choice of Law.  This Agreement and the Notice shall be governed by, and construed in accordance with, the laws of Delaware, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice to be governed by or construed in accordance with the substantive law of another jurisdiction.
(i) Arbitration.  Subject to Section 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the

Plan, this Agreement and the Notice, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in Delaware, without regard to internal principles relating to conflict of laws.
(j) Modification or Amendment.  This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.
(k) Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(l) References to Plan.  All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.
(m) No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares.  The Grantee acknowledges that he or she should consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan and grant of Restricted Stock Units.
(n) Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units or the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(o) Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(p) Waiver. The Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee or any other Grantee.
(q) Agreement.  The Grantee’s acceptance of the Restricted Stock Units by accepting the Restricted Stock Units following such procedures as established by the Company (including an online acceptance process) constitute the Grantee’s agreement to be bound by the terms and conditions of this Agreement and the Plan.
(r) Adjustments Upon Specified Events. The Committee may accelerate the vesting of the Restricted Stock Units in such circumstances as it, in its sole discretion, may determine. The Grantee acknowledges that the Restricted Stock Units are subject to adjustment, modification and termination in certain events as provided in Section 4.3 of the Plan.
(s) Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Grantee is subject to Section 16 of the Exchange Act, then the Plan, the Restricted Stock Units and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
(t) Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. This Agreement shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns, as applicable.
(u) Captions. Captions are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.